AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                             CEC ENTERTAINMENT, INC.


    The undersigned, CEC Entertainment, Inc., a Kansas corporation originally incorporated on April 30, 1980 as ShowBiz Pizza Place, Inc., for the purpose of amending and restating its Articles of Incorporation in accordance with the Kansas General Corporation Code, does hereby make and execute these Amended and Restated Articles of Incorporation of CEC Entertainment, Inc., and does hereby certify (i) that at a meeting of the Board of Directors of said corporation on April 20, 1999, resolutions were duly adopted setting forth proposed amendments to the Restated Articles of Incorporation of said corporation, declaring their advisability, and further declaring that said amendments be submitted for approval at the annual meeting of stockholders to be held in 1999, with the recommendation by the Board of Directors that the stockholders approve said amendments, and (ii) the annual meeting of the stockholders of said corporation was duly called and held on June 24, 1999, upon notice in accordance with Section 17-6512 of the Kansas General Corporation Code, at which meeting the necessary number of shares as required by statute were voted in favor of said amendments, and (iii) that said amendments were duly adopted in accordance with the provisions of Sections 17-6602 and 17-6605 of the Kansas General Corporation Code.

    FIRST. The name of the corporation is:

                      CEC Entertainment, Inc.

    SECOND. The address of its registered office in the State of Kansas is 534 South Kansas Avenue, Suite 1108, Topeka, Shawnee
County, Kansas 66603. The name of its registered agent at such address is Corporation Service Company.

    THIRD. The nature of the business or objects or purposes to be conducted, transacted, promoted or carried on by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Code of the State of Kansas.

    In addition to the powers and privileges conferred upon the corporation by law and those incidental thereto, the corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business, objects or purposes of the corporation.

    FOURTH. The total number of shares of stock that the corporation shall have authority to issue is One Hundred Million Five Hundred Forty-Nine Thousand Five Hundred Seventy (100,549,570) shares, which shall be divided into three (3) classes as follows:
(i) Forty-Nine Thousand Five Hundred Seventy (49,570) shares of Class A Preferred Stock, of the par value of Sixty Dollars ($60.00) each (hereinafter "Preferred A Shares"); (ii) Five Hundred Thousand (500,000) shares of Class B Preferred Stock, of the par value of One Hundred Dollars ($100.00) each (hereinafter "Preferred B Shares"); and One Hundred Million (100,000,000) shares of Common Stock, of the par value of Ten Cents ($0.10) each (hereinafter "Common Shares"). The designations, powers, preferences, and rights of each class, and the qualifications, limitations, or restrictions thereof, shall be as set forth in this ARTICLE FOURTH.

    Section 4.1.    Dividends.

     4.1.1. Dividend Rate on Preferred A Shares. The holders of Preferred A Shares shall be entitled to receive, when, as, and if declared by the Board of Directors of the corporation to the extent and out of funds legally available for the payment of dividends, cash dividends at the rate of (a) Ninety Cents ($0.90) per share per quarter for each of the eight full fiscal quarters of the corporation following the Preferred Dividend Commencement Date (as defined in subsection 4.1.2 hereof), and (b) One Dollar and Twenty Cents ($1.20) per share per quarter for each full fiscal quarter thereafter.

     4.1.2.  Preferred Dividend Commencement Date.  The Preferred
Dividend Commencement Date shall be the first day of the fifth full fiscal quarter of the corporation beginning after the first issuance of Preferred A Shares (which date for reference purposes is May 21, 1985).

     4.1.3. Accrual and Cumulation of Preferred Dividends. Dividends on the Preferred A Shares shall (a) accrue at the rates set forth in subsection 4.1.1 hereof, whether or not earned or declared; (b) be payable before any dividends (other than a dividend payable solely in Common Shares or Preferred B Shares) on Common Shares or Preferred B Shares are paid, declared, or set aside for, payment; and (c) be cumulative, so that if dividends accrued under this Section on the outstanding Preferred A Shares have not been paid or set aside for payment, for any fiscal quarter or quarters, the amount of the deficiency shall first be declared and fully paid or set aside for payment, but without interest, before any distribution, by dividend or otherwise (other than a distribution solely in Common Shares or Preferred B Shares) is declared, paid, or set aside for payment on the Common Shares or Preferred B Shares. Unless otherwise declared by the Board of Directors, no dividends shall accrue or cumulate on the Preferred
A Shares before the Preferred Dividend Commencement Date.

     4.1.4. Restriction on Dividends on Other Stock. The corporation shall not declare, pay, or set aside for payment any dividend or other distribution with respect to the Common Shares or Preferred B Shares (other than a distribution solely in Common Shares or Preferred B Shares)
(a) until after the first dividend required to be paid on the Preferred A Shares pursuant to subsection 4.1.1 hereof has been declared and paid or set aside for payment; and (b) unless an amount equal to all dividends on the Preferred A Shares required to be paid under this Section, including an unpaid cumulated dividends, has been declared and paid or set aside for payment.

     4.1.5. Definition of "Set Aside for Payment". For the purpose of this ARTICLE FOURTH, a dividend or other distribution to the holders of the Preferred A Shares shall be deemed to have been "set aside for payment" if and only if funds sufficient for the payment in full of such dividend or distribution have been deposited with a bank or trust company in the States of Texas, New York, or California, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay said amounts to the holders of the Preferred A Shares on the date for payment thereof and to pay to the corporation all interest and other income earned with respect to such amounts so deposited.

     4.1.6. Record Date: Payment Date. With respect to each fiscal quarter of the corporation for which the holders of the Preferred A Shares are entitled to receive a dividend and for which the Board of Directors of the corporation has declared a dividend on the Preferred A Shares ('Dividend Quarter"), such dividend shall be payable to the holders of record of Preferred A Shares on the last day of the Dividend Quarter and shall be paid no later than 90 days after the last day of the Dividend Quarter (the "Preferred Dividend Payment Date").

     4.1.7. Dividends on Common Shares. Subject to all the provisions hereof and of any resolution or resolutions (the "Preferred B Resolutions") of the Board of Directors of this corporation providing for the issuance of any series of Preferred
B Shares, and further subject to the prior rights and privileges of the holders of Preferred A Shares and Preferred B Shares, the holders of Common Shares shall be entitled to receive dividends when, as, and if declared by the Board of Directors of the corporation, to the extent and out of funds legally available for the payment of dividends.

    Section 4.2. Liquidation Preference. In the event of the voluntary or involuntary liquidation, dissolution, or winding up of the corporation, the holders of Preferred A Shares shall be entitled to be paid out of the net assets of the corporation an amount equal to the sum of Sixty Dollars ($60.00) per share, plus all unpaid dividends cumulated in respect of the outstanding Preferred A Shares, before any distribution or payment is made to the holders of Preferred B Shares or Common Shares. In the event that the net assets of the corporation are insufficient to pay the full amount then due to the holders of Preferred A Shares, the entire net assets of the corporation shall be distributed among the holders of Preferred A Shares in direct proportion to the number of Preferred A Shares held by each. The consolidation or merger of the corporation into or with any other corporation or corporations, in the manner provided by law, shall not be deemed to be a liquidation, dissolution, or winding up of the affairs of the corporation. After the payment to the holders of Preferred A Shares of all amounts to which they are entitled, as herein above provided, the holders of the shares of each series of the Preferred B Shares then outstanding shall be entitled to receive out of the remaining net assets of the corporation, but, only in accordance with the preferences, if any, provided for such series, before any distribution or payment shall be made to the holders of the Common Shares, the amount per share fixed by the Preferred B Resolutions to be received by the holders of shares of each such series on such voluntary or involuntary liquidation, dissolution, or winding-up, as the case may be. If such payment shall have been made in full to the holders of all outstanding Preferred B Shares of all series, or duly provided for, the remaining net assets of the corporation, if any, shall be distributed to the holders of the Common Shares in direct proportion to the number of Common Shares held by each. However, if upon any such liquidation, dissolution, or winding-up, the net assets of the corporation available for distribution among the holders of any one or more series of the Preferred B Shares, that (a) are entitled to a preference over the holders of the Common Shares upon such liquidation, dissolution, or winding-up, and (b) rank equally in connection therewith, shall be insufficient to make payment in full of the preferential amount to which the holders of such shares shall be entitled, then such assets shall be distributed among the holders of each such series of the Preferred B Shares ratably according to the respective amounts to which they would be entitled with respect to the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

    Section 4.3.     Redemption of Preferred A Shares.

     4.3.1. Optional Redemption. The corporation may, at any time or from time to time at its sole option, redeem all or part of the outstanding Preferred A Shares. The redemption price of a Preferred A Share under this subsection is Sixty Dollars ($60.00) plus the amount of all unpaid dividends cumulated with respect to such share under subsection 4.1.3 hereof.

     4.3.2. Mandatory Purchase. The corporation shall redeem, at the price specified in subsection 4.3.1 above, or purchase in the open market, such number of Preferred A Shares at such time or times, if any, as may be necessary to reduce the number of. Preferred A Shares outstanding on the last day of each of the corporation's fiscal years set forth below to not more than the number of shares set forth opposite such year, as follows:

                     Maximum
                     Number of
        Year         Shares Outstanding
        ----         ------------------

        1990         483,333
        1991         466,666
        1992         450,006
        1993         433,333
        1994         416,666
        1995         400,000
        1996         383,333
        1997         366,666
        1998         350,000
        1999         333,333
        2000         316,666
        2001         300,000
        2002         283,333
        2003         266,666
        2004         250,000
        2005         -0-

     4.3.3.  Mandatory Purchase Upon Payment of Guaranteed Debt.

       4.3.3.1.   Definitions.

          (a) For purposes hereof, the term "BHC Affiliate" shall mean and refer to (i) Brock Hotel Corporation, a Delaware corporation ("BHC"), (ii) any corporation, partnership, or other entity in which BHC has an interest, (iii) any individual or any corporation, partnership, or other entity owning at least ten percent (10%) of the issued and outstanding voting stock of BHC or (iv) any other entity controlling, controlled by, or under common control with BHC.

           (b) For purposes hereof, the term "Approved Loan" shall mean and refer to a loan, capitalized or other lease, or other financing arrangement with respect to which (i) the proceeds are used to prepay Guaranteed Obligations (as hereinafter defined), (ii) the interest rate does not exceed the blended interest rates of the Guaranteed Obligations that are prepaid with such proceeds, and (iii) the amortization of which is no less favorable to the corporation than the aggregate schedule of payments or mandatory prepayments (other than by reason of a default on a Guaranteed Obligation) required pursuant to the Guaranteed Obligations so prepaid.

           (c) For purposes hereof, the term "Equity Holder" shall mean and refer to any party having an equity interest in the corporation.

        4.3.3.2.     Mandatory Purchase.

          (a) In the event that the corporation prepays (as opposed to any regularly scheduled payment or mandatory prepayment, other than by reason of' a default on a Guaranteed Obligation) or refinances for any reason (other than out of the proceeds of (i) any capital contributions or Approved Loans made to the corporation by a BHC Affiliate or by any Equity Holder, or (ii) any loans made to the corporation that are guaranteed by BHC or any Equity Holder), at any time prior to January 1, 1988, any debt, liability or obligation of the corporation that is guaranteed by BHC or any Equity Holder (such debts, liabilities and obligations collectively, the "Guaranteed Obligations"), so that immediately following such prepayment or refinancing there remains outstanding Guaranteed Obligations in an aggregate amount of less than Fifty Million Dollars ($50,000,000), the corporation shall repurchase, either through redemption or through purchase on the open market, that number of Preferred A Shares with an aggregate par value equal to the product of (a) the amount of Guaranteed Obligations reduced by such prepayment or refinancing (but only in the amount such prepaid or refinanced Guaranteed Obligations reduce the total Guaranteed Obligations below $50,000,000, or thereafter continue to reduce the Guaranteed Obligations) multiplied by (b) thirty-five percent (35%).

           (b) In addition, if, prior to January 1, 1988, any event occurs which, either under applicable law or under the provisions of any agreement governing any Guaranteed Obligation (whether or not such provision is enforceable as a matter of law), would, either immediately, or with the passage of time or giving of notice (or both), accelerate the time that payment on such Guaranteed Obligation is due and payable, or otherwise result in such Guaranteed Obligation being deemed to have matured, in whole or in part, before its regularly scheduled due date, and if, at any time after such event occurs, and prior to the reinstatement, if any, of the regular payment schedule on such Guaranteed Obligation by the agreement of the creditor thereon, any payment or distribution is made out of assets of the corporation on account of such Guaranteed Obligation (whether before or after January 1, 1988), so that, immediately following such payment or distribution, there remains Outstanding Guaranteed Obligations in an aggregate amount of less than Fifty Million Dollars ($50,000,000), the corporation shall repurchase, either through redemption or through purchases on the open market, that number of Preferred A Shares with an aggregate par value equal to the product of (a) the amount of the Guaranteed Obligations so reduced (but only in the amount such payment or distribution reduces the total Guaranteed Obligations below $50,000,000, or thereafter continues to reduce the Guaranteed Obligations) multiplied by (b) thirty-five percent (35%).

           (c)  Furthermore, in the event that prior to
           January l, 1988 the corporation pays, or assets of the corporation are used to repay, BHC or any Equity Holder (other than out of positive cash flow generated by the corporation from operations in accordance with past practices, which past practices shall not be deemed to include the sale of real estate or the sale of any entire restaurant as a unit), on account of funds advanced to the corporation by BHC or such Equity Holder to repay any Guaranteed Obligations, and such repayment to BHC or such Equity Holder occurs at a time when the remaining outstanding Guaranteed Obligations are in an aggregate amount of less than $50,000,000, then the corporation shall repurchase, either through redemption or purchases on the open market, that number of Preferred A Shares with an aggregate par value equal to the product of (a) the amount of such repayment to BHC or such Equity Holder (but not to exceed the amount by which the Guaranteed Obligations total less than $50,000,000) multiplied by (b) thirty five percent (35%). For purposes of this paragraph
           (c): (1) any funds advanced by BHC or such Equity Holder to the corporation from and after the date on which Preferred A Shares are first issued (the "Beginning Date") to fund negative cash flow (other than funds specifically advanced and earmarked for the upgrading of existing restaurants or the construction of new restaurants) shall be deemed to have been advanced to repay Guaranteed Obligations repaid by the corporation since the Beginning Date up to the amount of the Guaranteed Obligations paid by the corporation after the Beginning Date; (2) an amount equal to the net proceeds of any sales of assets made after the Beginning Date that are not consistent with the corporation's past practices (which past practices shall not be deemed to include the sale of real estate or the sale of any entire restaurant as a unit) shall be deemed to have been advanced by BHC or an Equity Holder to the corporation after the Beginning Date to repay Guaranteed obligations, and repaid by the corporation to BHC or such Equity Holder after the Beginning Date; (3) any repayments made to BHC or an Equity Holder on account of advances made by BHC or such Equity Holder to the corporation shall be deemed to have been applied first to repay advances made by BHC or such Equity Holder to the corporation to repay Guaranteed Obligations; and (4) any repayments of Approved Loans made to any BHC Affiliate other than BHC shall be deemed to have been repaid to BHC on account of funds advanced by BHC to repay Guaranteed Obligations.

           (d) The corporation's obligation to redeem or repurchase Preferred A Shares in accordance with any of the foregoing subparagraphs (a), (b), and (c) of this subsection 4.3.3.2 shall not be affected by any prior purchase or redemption of Preferred A Shares by the corporation or any BHC Affiliate other than a redemption or purchase of Preferred A Shares made within twenty (20) days prior to the time such obligation arises and made for the specific purpose of satisfying such obligation, as evidenced by a statement to such effect included in any written confirmations regarding such redemption or purchase forwarded to a selling broker by the corporation, any purchasing BHC Affiliate, or their purchasing broker.

     4.3.4.  Procedure-for Redemption.

                     4.3.4.1. Date and Place of Redemption. The Board of Directors of the corporation may, by resolution, fix the date and place of redemption (which place may be within or without the State of Kansas).

                     4.3.4.2. Notice. The corporation shall notify each holder of Preferred A Shares to be redeemed of the amount of his shares to be redeemed and the date and place of redemption by United States Mail, first-class postage prepaid, addressed to each such stockholder at his last known post office address as shown on the stock record books of the corporation, mailed no later than twenty (20) days before the date of redemption.

                     4.3.4.3. Effectiveness of Redemption. If the notice required by subsection 4.3.4.2 above has been duly given and, on or before the date fixed for redemption, the funds necessary to effect such redemption have been set aside for payment to the holders of the Preferred A
                     Shares to be redeemed, then, whether or not a certificate evidencing shares to be redeemed has been surrendered, the shares evidenced thereby shall no longer be outstanding, and the right to receive dividends thereon, the right to vote the same, and all other rights with respect to such shares shall cease and terminate on the date so fixed for redemption, except only the right of the holder of such Preferred A Shares to receive the redemption price therefor, without interest, upon surrender of the certificate or certificates evidencing the same, duly endorsed for transfer.

                     4.3.4.4. Selection of Shares for Redemption.If at any time less than all of the outstanding
                     Preferred A Shares are to be redeemed, the shares to be redeemed shall be selected by lot or in such other manner as the Board of Directors of the corporation may deem fair and appropriate.

                     4.3.4.5. Board of Directors' Authority. Subject to the limitations and provisions hereof, the Board of Directors shall have the full power and authority to prescribe the manner in which, and the terms and conditions upon which, Preferred A Shares shall be redeemed.

     4.3.5. Cancellation. All Preferred A Shares redeemed, purchased, or otherwise acquired by the corporation in any manner shall be canceled and shall not be reissued.

    Section 4.4.     Voting Rights.

     4.4.1.  Generally.  The holders of the Common Shares have one
(1) vote for each Common Share so held. The holders of the Preferred A Shares have one (1) vote for each Preferred A Share so held, and shall vote along with the holders of Common Shares and not as a separate class (except as hereafter provided or as otherwise provided by law), upon each and any matter submitted to a vote of the stockholders of the corporation. Subject to Section
4.10 hereof, the holders of the Preferred B Shares shall have such voting rights as are provided in the Preferred B Resolutions.

     4.4.2. Upon Default. Upon the occurrence and during the continuance of any Event of Default (as defined at Section 4.5 below), the holders of the Preferred A Shares, voting separately as a class, shall be entitled to elect the smallest number of directors that then shall constitute a majority of the directors of all of the then authorized number of directors of the corporation. The holders of the Common Shares and the holders of the Preferred
B Shares (to the extent provided by the Preferred B Resolutions) shall elect the remaining directors. In such event, only holders of Preferred A Shares may vote for directors to be elected by holders of the Preferred A Shares and only holders of Common Shares and the holders of the Preferred B Shares (to the extent provided by the Preferred B Resolutions) may vote for directors to be elected by holders of the Common Shares and the holders of the Preferred B Shares (to the extent provided by the Preferred B Resolutions).

          4.4.3.  Approval for Certain Transactions.

            4.4.3.1. Certain Transactions. Unless the corporation has first obtained the approval of the holders of two-thirds
    (2/3) of the outstanding Preferred A Shares, the corporation shall not:

                      (a) amend these Articles of Incorporation in a manner that would materially adversely affect the holders of the Preferred A Shares; or

                      (b)   increase the authorized number of Preferred A
           Shares; or

                      (c)   merge or consolidate with any other
           corporation; or

                      (d) sell, convey, or otherwise, dispose of all or substantially all of the property or business of the corporation; or

                      (e) amend Sections 4.1 and 4.2 above if such amendment would materially adversely affect the holders of the Preferred A Shares.

               4.4.3.2.  Junior Preferred Stock.  Unless the
    corporation has first obtained the approval of the holders of two-thirds (2/3) of the outstanding Preferred A Shares, the corporation shall not, whether in the Preferred B Resolutions or otherwise:

                      (a) create any class of preferred stock having preferences over or being on a par with the Preferred
           A Shares as to dividends, redemption, or liquidation;
           or

                      (b) create any class of preferred stock that are subject to redemption while any of the Preferred A
           Shares are outstanding; or

                      (c) create any class of preferred stock upon which dividends are to be paid at any time in an amount that, when calculated as a percentage of the par value of such preferred stock, is in excess of the dividends payable at such time pursuant to subsection
           4.1.1 hereof on the Preferred A Shares, when calculated as a percentage of the par value of the Preferred A Shares, or

                      (d) create any class of preferred stock upon - which dividends shall by payable prior to the Preferred Dividend Commencement Date or upon which dividends shall be payable if dividends accrued under subsection 4.1.3 on the outstanding Preferred A
           Shares have not been paid or set aside for payment for any fiscal quarter or quarters; or

                      (e) create any class of preferred stock that is convertible into Common Shares at a price below the greater of (i) Three Dollars and Fifty Cents ($3.50) per Common Share or (ii) an amount that is one hundred fifty percent (150%) of the average of the mean between the bid and asked prices of the Common
           Shares during the twenty (20) trading days prior to the issuance of such junior preferred stock.

    Section 4.5.     Default.

     4.5.1. Events of Default. The occurrence of any of the following events shall be deemed to be an "Event of Default" for purposes of this ARTICLE FOURTH:

        (a) any failure to redeem or purchase Preferred A Shares as required by subsections 4.3.2 and 4.3.3 hereof in the manner and amount and at the time and place specified in Section 4.3 hereof, if such shares are not otherwise purchased in the manner and amount and at the time and place specified in Section 4.3 hereof by a BHC Affiliate; and


        (b) the failure of the corporation, whether or not declared and whether or not funds are legally available, for the payment thereof, on or before any Preferred Dividend Payment Date, to pay the lesser of: (i) the dividends cumulated in respect of the Preferred A Shares at the end of the fiscal quarterly accounting period ended next preceding such Preferred Dividend Payment
    Date; or (ii) twenty-five percent (25%) of the Available Cash
    Flow (as hereinafter defined) of the corporation during the four
    (4) consecutive fiscal quarterly accounting periods ending with the next preceding fiscal quarterly accounting period prior to such Preferred Dividend Payment Date. The term "Available Cash Flow," as used herein with respect to any given period of four
    (4) fiscal quarterly accounting periods shall mean and refer to an amount equal to: (A) the after-tax net income of the corporation during such period, plus (B) the depreciation, amortization and other similar non-cash charges deducted by the corporation during such period in determining its after tax net income, minus (C) mandatory (as opposed to voluntary) payments during such period of the principal portion (as opposed to interest) of rental payments under leases capitalized on the books of the corporation for financial reporting purposes minus
    (D) all dividends paid by the corporation on Preferred A Shares during such period, minus (E) all principal and interest payments, if any, made by the corporation to Pizza Time Theatre, Inc., or its successors and assigns, with respect to indebtedness with an original term in excess of six (6) months, and minus (F) the sum of Seven Million Five Hundred Thousand Dollars ($7,500,000.00).

     4.5.2. Effect of Failure to Redeem or Purchase. The sole effect of the occurrence and continuance of any such Event of Default (as hereinafter defined) shall be:

          (a) the adjustment of voting rights of the holders of Preferred A Shares as provided in subsection 4.4.2 hereof; and

          (b) the continuance of all dividend, voting and other rights of the holders of Preferred A Shares not so redeemed as herein required, including, without limitation, the right to receive dividends pursuant to Section 4.1 hereof and to be redeemed pursuant to Section 4.3 hereof, to the extent that the corporation has funds legally available for such purposes.

     4.5.3. Cure. An Event of Default shall be deemed to continue until such time as (a) the number. of Preferred A Shares then held by holders other than the corporation or a BHC Affiliate does not exceed the maximum number of Preferred A Shares then permitted to be outstanding pursuant to subsections 4.3.2 and 4.3.3 hereof; and
(b) the corporation shall have declared, and paid or set aside for payment, such aggregate amount as would have been theretofore required to have been declared and paid on all past Dividend Payment Dates to prevent an Event of Default from having occurred with respect to any Preferred A Shares then outstanding.

          4.5.4.  Certain Shares Purchased by a BHC Affiliate.

            4.5.4.1. Redemption Restriction. In the event any of the Preferred A Shares required to be redeemed or purchased pursuant to Section 4.3 hereof are purchased by a BHC Affiliate other than the corporation, as permitted in paragraph (a) of subsection 4.5.1 or in subsection 4.5.3 hereof, then such Preferred A Shares shall not be later redeemed or purchased pursuant to subsection 4.3 hereof until all other Preferred A Shares have been redeemed or purchased from all holders other than a BHC Affiliate.

            4.5.4.2. Resale Restriction. In the event any Preferred A Shares required to be redeemed or purchased pursuant to Section 4.3 hereof are purchased by a BHC Affiliate other than the corporation, as permitted in paragraph (a) of subsection 4.5.1 or in subsection 4.5.3 hereof, then such Preferred A Shares shall not be sold by such purchaser so long as any Preferred A Shares are held by any holder that is not a BHC Affiliate. A legend setting forth such restriction shall be placed on each certificate representing the Preferred A Shares subject to the restriction imposed by this subsection 4.5.4.2.



    Section 4.6.  Election of New Directors Upon Default.

     4.6.1. Number of Directors. Upon the occurrence of any Event of Default and the election held pursuant to subsection 4.6.4 hereof, the number of the corporation's directors shall be five
(5).

     4.6.2.  New Election.

     4.6.2.1.   Notice.  Within ten (10) days after receipt of
a written request or requests for a   shareholder's meeting from
the holder or holders of five percent (5%) or more of the Preferred A Shares after the occurrence of an Event of Default, the Secretary of the corporation shall notice and call a meeting of the shareholders of the corporation for the purpose of electing new directors.

     4.6.2.2. Time and Place. Such meeting shall occur at the principal office of the corporation or such other location as the Board of Directors in good faith determines to be convenient to the majority of the shareholders. The meeting shall occur within fifty (50) days after the last day the Secretary is required to notice and call the meeting. The meeting may be a special meeting or an annual meeting.

     4.6.2.3. Other Matters. The shareholders may consider other matters as they are permitted to consider by these Articles, the bylaws of the corporation, or by law, provided that nomination and election of new directors by the holders of the Preferred A Shares shall be the first item of business.

     4.6.2.4. Quorum. Holders of one-third (1/3) of the Preferred A Shares shall constitute a quorum for the election of directors to be elected by the holders of the Preferred A Shares.

     4.6.3.  Resignations of Directors During Continuance of an
Event of Default. All members of the Board of Directors shall be deemed to have resigned on the date of the meeting held pursuant to subsection 4.6.2.2 hereof.

     4.6.4. Election of Directors During Continuance of an Event of Default. At the meeting held pursuant to subsection 4.6.2.2 hereof, the holders of Preferred A Shares, Preferred B Shares, and Common Shares shall be entitled to vote for the election of directors of the corporation as provided in subsection 4.4.2 hereof.

     4.6.5. Vacancies. During the continuance of an Event of Default, vacancies on the Board of Directors created other than by the operation of subsection 4.6.3 may be filled only by action of directors who were elected by holders of shares of stock of the same class as those who elected the director whose successor is to be chosen. All other vacancies shall be filed as provided in the Bylaws of the corporation.

     4.6.6. Termination of Event of Default. The terms of the directors elected or appointed by or on behalf of the holders of Preferred A Shares shall expire, and the number of the corporation's directors shall revert to the number that existed immediately prior to the Event of Default that resulted in the election of directors by classes, automatically at such time as there is no Event of Default continuing under this ARTICLE FOURTH.

    Section 4.7. No Conversion Rights. The Preferred A Shares shall not be convertible into Common Shares.

    Section 4.8. All Shares Non-assessable. All shares of stock of the corporation of any class shall be non-assessable.

    Section 4.9. No Preemptive Rights. No holder of any shares of the corporation shall be entitled as such, as a matter of right, to purchase or subscribe for any shares of -stock of the corporation of any class, whether now or hereafter authorized or whether issued for cash, property bonds, notes, debentures, other securities, or stock convertible into shares of stock of the corporation or carrying or evidencing any right to purchase shares of stock of any class.

    Section 4.10.  No Nonvoting Equity Securities.  The
corporation shall not authorize or issue any class or series o f non-voting equity securities.

    Section 4.11.    Preferred B Shares.

     4.11.1. Issuance. Preferred B Shares may be issued in one or more series at such time or times as the Board of Directors may determine. All shares of any one series shall be of equal rank and identical in all respects. Preferred B Shares may be issued for such consideration or considerations as the Board of Directors may determine, provided that the value of such consideration or considerations shall equal or exceed, in the good faith business judgment of the Board of Directors, the greater of (i) the aggregate par value of the Preferred B Shares to be issued or (ii) the fair market value of the Preferred B Shares to be issued, if an active trading market has developed for the series of Preferred B Shares being so issued.

     4.11.2. Authorization. Subject to the restrictions set forth in subsection 4.4.3.2 hereof, authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the issue of any series of Preferred B Shares, the powers, designations, preferences, and relative, participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, if any, of such series, including, without limiting the generality of the foregoing, the following:

         (a) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

         (b) The dividend rate or rates on the shares of such series and the preferences, if any, over any other series of Preferred
    B Shares (or of any other series of Preferred B Shares over such series) with respect to dividends, the terms and conditions upon which and the periods with respect to which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall cumulate;

         (c) Whether or not the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemptions, the time or times when, the price or prices at which, and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares of such series are to be redeemed;

         (d) The rights to which the holders of shares of such series shall be entitled, and the preferences if any, over any other series of Preferred B Shares (or of any other series of Preferred B Shares over such series), upon the voluntary or involuntary liquidation, dissolution, or winding-up of the corporation, which rights may vary depending on whether such liquidation, dissolution, or winding-up is voluntary or involuntary, and, if voluntary, may vary at different dates;

         (e) Whether or not the shares of such series shall be subject to the operation of a purchase, retirement, or sinking fund, and, if so, whether and upon what conditions such purchase, retirement, or sinking fund shall be cumulative or non-cumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

         (f) Whether or not the shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, or of any other series of the same class and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

         (g) The voting powers, full and/or limited, if any, of the shares of such series; and whether or not and under what conditions the shares of such series (alone or together with the shares of one or more other series of Preferred B Shares having similar provisions) shall be entitled to vote separately as a single class for the election of one or more directors of the corporation in case of dividend arrearages or other specified events, or upon other matters;

         (h) Whether or not the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences, or rights of any such other series; and

         (i) Any other preferences, privileges, and powers, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Articles of Incorporation or law.

     4.11.3. Dividends. After the requirements with respect to preferential dividends on the Preferred A Shares (fixed pursuant to Section 4.1 hereof) shall have been met:

            4.11.3.1. Fixing of Dividends. The shares of each series of Preferred B Shares shall entitle the holders thereof to receive, when, as, and if declared by the Board of Directors out of funds legally available for dividends, cash dividends at the rate, under the conditions, for the periods, and on the dates fixed by the resolution or resolutions of the Board of Directors pursuant to authority granted in this Section 4., for each series, and no more, before any dividends on the Common Shares (other than a distribution solely in Common Shares) shall be paid, declared, or set apart for payment.

            4.11.3.2. Restrictions on Dividends on Common and other Junior Stock. Unless dividends on all outstanding shares of each series of the Preferred B Shares shall have been fully paid or declared and set aside for payment, for all past quarterly dividend periods, and unless all required sinking fund payments, if any, shall have been made or provided for, no dividend (except a dividend payable in Common Shares and/or shares of any other class of stock ranking junior to the Preferred B Shares) shall be paid upon or declared. or set apart for the Common Shares or any other class of stock ranking junior to the Preferred B Shares.

     4.11.4. Re-issuance of Preferred B Shares. Preferred B Shares redeemed, converted, exchanged, purchased, retired, or surrendered to the corporation, or which have been issued and reacquired in any manner, shall have the status of authorized and unissued Preferred B Shares and may be reissued by the Board of Directors as shares of the same or any other series of Preferred B Shares.

    4.12. Share Combination. Each ten (10) shares of previously authorized Common Stock, par value $.10 per share, of the Corporation ("Old Common Stock"), shall be hereby combined into one
(1) share of Common Stock, par value $.10 per share of the Corporation ("New Common Stock"). Each previously issued certificate which represented shares of Old Common Stock shall hereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall be combined; provided, however, that each person holding of record a stock certificate or certificate which represented shares of Old Common Stock, shall receive, upon surrender of such certificate or certificate, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled and provided further that the Corporation shall not issue fractional shares of New Common Stock with respect to this combination. In lieu of fractional shares, the Corporation shall pay stockholders cash for such fractional shares, on the basis of the fair value of such fractional shares as of the date of effectiveness of this Section. The Board of Directors (or the Executive Committee thereof) shall determine in good faith the fair value for such fractional shares, and such determination shall be conclusive evidence thereof.

    FIFTH. The number of directors of the corporation shall be as provided in the Bylaws of the corporation.

    Commencing with the annual meeting of stockholders in 1988, in lieu of electing the whole number of directors annually, the directors shall be divided into three (3) classes, Class I, Class II and Class III, with three (3) directors in Class I and two in each of Classes II and III. At the annual meeting of stockholders of 1988, directors of Class I shall be elected to hold office for a term expiring at the next succeeding annual meeting of stockholders; directors of Class II shall be elected to hold office for a term expiring at the second succeeding annual meeting of stockholders; and directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders. At each annual meeting of stockholders subsequent to the annual meeting of stockholders in 1988, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting. Each director shall hold office for the term for which he was elected and until his successor is elected and qualified or until his earlier resignation or removal. Any increase or decrease in the authorized number of directors shall be apportioned by the Board of Directors among the classes so as to make all classes as nearly equal in number as possible. No decrease in the authorized number of directors shall shorten the term of any incumbent director. A director who is chosen in the manner provided in the Bylaws to fill a vacancy in the Board of Directors or to fill a newly-created directorship resulting from an increase in the authorized number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his successor is elected and qualified or until his earlier resignation or removal. Directors of the corporation may be removed only for cause.

    Upon the occurrence of any Event of Default (as defined in the Amended Articles of Incorporation of the corporation) and the election held pursuant to Subsection 4.6.4. of the Amended Articles of Incorporation of the corporation, the effectiveness of the provisions of the immediately preceding paragraph shall be suspended, and the five (5) directors elected in accordance with
Section 4.6 of the Amended Articles of Incorporation shall serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their successors are elected and qualified or until their earlier registration or removal. Upon the discontinuance of an Event of Default, the suspension of the effectiveness of the provisions of the immediately preceding paragraph shall automatically cease; the directors whose terms shall not have expired by reason of the discontinuance of such Event of Default shall be designated as Class III directors; the remaining directors, subject to applicable Kansas law, may appoint directors in accordance with the provisions of Section 14 of the Bylaws or may call a special meeting of stockholders to elect directors to fill the vacancies created by the expiration of the terms of directors elected or approved by or on behalf of the holders of the Class A Preferred Stock of this corporation and to fill any newly created directorships resulting from an increase in the number of directors due to a cessation in such suspension; and the terms of each class of directors shall be determined by the provisions of the immediately preceding paragraph as though such directors had been elected at the 1988 annual meeting of stockholders.

    SIXTH. The corporation is to have perpetual existence.

    SEVENTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

    EIGHTH. Elections of directors need not be by ballot unless the Bylaws of the corporation so provide.

    NINTH. The provisions of the Bylaws of this corporation contained in Section 13 of 14 thereof may be amended, altered, changed or repealed from time to time by directors constituting at least two-thirds ( ) of the authorized number of directors of the corporation; provided, however, that the stockholders at an annual meeting, or special meeting, may also amend, alter, change or repeal such provisions by the affirmative vote of the holders of two-thirds ( ) of the issued and outstanding shares of all classes of stock of the corporation entitled to vote thereon, voting as one class. All provisions of the Bylaws, other than those referred to above in this paragraph, may be amended or repealed and new Bylaws not inconsistent or in conflict with those provisions referred to above in this paragraph may be added from time to time by a majority of the Board of Directors then in office; provided, however, that the stockholders at an annual meeting, or special meeting, may also from time to time amend all provisions of the Bylaws, other than those referred to above in this paragraph, and add new Bylaws not inconsistent or in conflict with those provisions referred to above in this paragraph by the affirmative vote of the holders of a majority of all classes of stock of the corporation entitled to vote thereon, voting as one class. Any amendment to the Bylaws adopted by the stockholders as aforesaid may thereafter be further amended by the directors as aforesaid unless the stockholders shall have provided otherwise in such amendment.

    TENTH. The corporation may agree to the terms and conditions upon which any director, officer, employee or agent accepts his office or position and in its Bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employer or agent of the corporation, or any person who serves at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent permitted by the laws of the State of Kansas.

    ELEVENTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them or between this corporation and its stockholders or any class of them, any court of competent jurisdiction within the State of Kansas, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 104 of the General Corporation Code of Kansas or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of
Section 98 of the General Corporation Code of Kansas, may order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization, if sanctioned by the court to which the said application has been made, shall be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

    TWELFTH. Except as may be otherwise provided by statute, the corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner of such shares and of all rights derived from such shares for all purposes, and the corporation shall not be obligated to recognize any equitable or other claim to or interest in such shares or rights on the part of any other person, including, but without limiting the generality of the term "person," a purchaser, pledgee, assignee or transferee of such shares or rights, unless and until such person becomes the registered holder of such shares. The foregoing shall apply whether or not the corporation shall have either actual or constructive notice of the interest of such person.

    THIRTEENTH. Meetings of stockholders may be held within or without the State of Kansas, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes of Kansas) outside the State of Kansas at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

    FOURTEENTH. The corporation reserves the right to amend, alter, change or repeal any provisions contained in these Amended Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. The provisions contained in the Articles FIFTH, NINTH and FOURTEENTH of these Amended Articles of Incorporation may be amended, altered, changed or repealed from time to time only upon (1) the approval of directors constituting at least two-thirds ( ) of the authorized number of directors of the corporation, and (2) the affirmative vote of the holders of two-thirds ( ) of the issued and outstanding shares of all classes of stock of the corporation entitled to vote thereon, voting as one class at any annual or special meeting of the stockholders. All provisions of these Amended Articles of Incorporation, other than those referred to above in this Article, may be amended, altered, changed or replaced in the manner now or hereafter prescribed by statute.

    FIFTEENTH. No director shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the provisions of K.S.A. 17-6424 and amendments thereto or (iv) for any transaction from which the director derived an improper personal benefit.

    IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation of CEC Entertainment, Inc. have been executed on behalf of the corporation by its Chief Executive Officer and attested by its Secretary on this 23rd day of July, 1999.



CEC ENTERTAINMENT, INC.


                                       By:--------------------
                                          Richard M. Frank
[CORPORATE SEAL]                          Chief Executive Officer


ATTEST:


---------------------------------
Marshall R. Fisco, Jr., Secretary


STATE OF TEXAS       $
                     $
COUNTY OF DALLAS     $


    BEFORE ME, the undersigned authority, on this day personally appeared Richard M. Frank, known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of CEC Entertainment, Inc., a corporation, and that he executed the same as the act of such corporation.

    Given under my hand and seal of office this 23rd day of July, 1999.


                                       ------------------------
                                        Notary Public in and for
                                         the State of Texas

My commission expires:

------------------------

[Seal]